EXHIBIT 11 – Computation of Per Share Earnings (Loss)

(In thousands, except per share data)	Post-Merger			Pre-Merger
	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
NUMERATOR:
Net income (loss) attributable to the Company – common shares	$(479,089)	$(4,034,086)	$(5,041,998)	$1,036,525
Less: Participating securities dividends	5,916	6,799	—	—
Less: Income (loss) from discontinued operations, net	—	—	(1,845)	640,236

Income (loss) from continuing operations attributable to the Company	$(485,005)	(4,040,885)	(5,040,153)	396,289
Less: Income (loss) from continuing operations attributable to the Company – unvested shares	—	—	—	2,333

Income (loss) from continuing operations attributable to the Company per common share – basic and diluted	$(485,005)	$(4,040,885)	$(5,040,153)	$393,956

DENOMINATOR:
Weighted average common shares - basic	81,653	81,296	81,242	495,044
Effect of dilutive securities:
Stock options and common stock warrants (1)	—	—	—	1,475

Denominator for net income (loss) per common share – diluted	81,653	81,296	81,242	496,519

Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations	$(5.94)	$(49.71)	$(62.04)	$0.80
Discontinued operations	—	—	(0.02)	1.29

Net income (loss) attributable to the Company	$(5.94)	$(49.71)	$(62.06)	$2.09

Diluted:
Income (loss) attributable to the Company before discontinued operations	$(5.94)	$(49.71)	$(62.04)	$0.80
Discontinued operations	—	—	(0.02)	1.29

Net income (loss) attributable to the Company	$(5.94)	$(49.71)	$(62.06)	$2.09

(1)	7.2 million, 7.6 million, 7.6 million, 7.8 million, and 22.2 million stock options and restricted shares were outstanding at December 31, 2010, December 31, 2009, July 30, 2008, and December 31, 2008, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.